Exhibit 99.1

Contacts:

Timothy R. Oakes, Chief Financial Officer

Russell Smith, Senior Vice President / Investor Relations

(781) 246-3343

ir@edgewater.com

EDGEWATER REPORTS EMPLOYEE THEFT

Wakefield, MA, July 12, 2010 – Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, “Edgewater” or the “Company”), a consulting firm that brings a synergistic blend of specialty services to its clients in the areas of business advisory, analytics, data management and technology, today announced that, based upon preliminary findings, it has discovered instances in which an employee at Fullscope, Inc., one of its wholly-owned subsidiaries (“Fullscope”), appears to have embezzled money from the Company.

Edgewater acquired Fullscope on December 31, 2009. In connection with the integration of Fullscope’s back office and accounting functions, the Company discovered certain irregular, non-routine transactions recorded during the first five months of 2010 through which an administrative office employee attempted to hide the misdirection of customer payments.

The Company believes, based upon preliminary forensic accounting procedures, that the impact of the embezzlement will not be material to its previously filed financial statements as of December 31, 2009 and for the quarter ended March 31, 2010. The Company is currently assessing the impact certain related irregularities might have had upon Fullscope’s historical financial statements (prior to its acquisition by Edgewater). Accordingly, until such time as the Company completes its review, investors should not rely upon any Fullscope financial statements that have been incorporated into the Company’s SEC filings.

“We were able to discover these irregularities fairly quickly as a result of our internal policies and procedures. We are extremely disappointed that these acts may cast a shadow over what has been an excellent strategic acquisition,” commented Shirley Singleton, Edgewater’s Chairman, President and Chief Executive Officer. “We believe that the majority of the embezzlement activity occurred prior to our acquisition of Fullscope and did not unfavorably impact our determination of the purchase price paid for Fullscope. These acts will have no impact upon the future direction and performance of our Fullscope business.”

Edgewater is working with its corporate counsel and local authorities to determine the best course of action from both a legal and recovery perspective.

About Edgewater Technology, Inc.

Edgewater is a consulting firm that brings a synergistic blend of specialty services to its clients in the areas of business advisory, analytics, data management and technology. We develop business strategies and technology solutions that address our clients’ specific needs while providing them with an increased competitive advantage. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.